OMB Number 3235-0287
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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

/ / Check this box if no longer subject to Section 16.
    Form 4 or Form 5 obligations may continue. See
                   Instruction 1(b).

        Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
        Section 17(a) of the Public Utility Holding Company Act of
           1935 or Section 30(f) of the Investment Company Act of 1940

1. Name and Address of Reporting Person (If the form is filed by more than one reporting person, see Instruction 4(b)(v).)

          Marione                      Raymond                         J.

         (Last)                        (First)                      (Middle)

          135 East 57th Street
                                      (Street)

          New York                       NY                            10022

         (City)                        (State)                        (Zip)



2.       Issuer Name and Ticker or Trading Symbol

          Ampex Corporation (AXC)


3.       IRS or Social Security Number of Reporting Person
         (Voluntary)


4.       Statement for
         (Month/Year)
               6/99

5.       If Amendment, Date of Original
         (Month/Year)


6.       Relationship of Reporting Persons to Issuer
                           (Check all applicable)

                 Director                            ______      10% Owner
         ------
           X     Officer (give title below)          ______      Other (specify
         ------    Vice President                                        below)

7.       Individual or Joint/Group filing (Check Applicable Line)

         /x/ Form filed by One Reporting Person
         / / Form filed by More than One Reporting Person


               TABLE I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1. Title of     2. Trans-       3. Trans-      4. Securities Acquired (A)    5. Amount of     6. Ownership    7.  Nature of
   Security        action          action         or Disposed of (D)            Securities       Form:           Indirect
   (Instr.3)       Date            Code           (Instr.3, 4 and 5)            Beneficial       Direct (D)      Beneficial
                   (Month          (Instr.8)                                    ly Owned         or              Ownership
                   /Date/Year)                                                  at End of        Indirect
                                                                                Month            (I)             (Instr. 4)

                                                                                (Inst. 3         (Instr. 4)
                                                                                and 4)
                                 --------------------------------------------------------------------------------------------------
                                 Code  V        Amount   (A) or (D)  Price
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                                                                                (Over)
                                                                                 SEC 1474 (7-97)


                            TABLE II - Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)


1.  Title of     2.    Conver-      3.  Trans-        4. Transaction      5.    Number of Deriv-      6.    Date Exercisable and
    Derivative         sion or          action           Code                   ative Securities            Expiration Date
    Security           Exercise         Date                                    Acquired (A) or             (Month/Day/Year)
    (Instr.3)          Price of                          (Instr. 8)             Disposed of (D)
                       Deri-        (Month/Day/Year)
                       vative                                                     (Instr. 3, 4,
                       Security                                                   and 5)
                                                      -----------------------------------------------------------------------------
                                                      Code   V                 (A)      (D)               Date Exer-    Expiration
                                                                                                          cisable       Date
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Option to acquire        $4.25         6/28/99        A     V                 15,000                      Note 1        Note 1
(Note 1)
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1.  Title of         7.    Title and Amount of     8.    Price of     9. Number of      10.Ownership        11. Nature of
    Derivative             Underlying Securities         Derivative      Derivative        Form of Deriva-      Indirect Bene-
    Security                                             Security        Securities        tive Security:       ficial Owner-
    (Instr.3)              (Instr.3 and 4)                               Beneficially      Direct (D) or        ship (Instr.
                                                         (Instr. 5)      Owned at End      Indirect (I)         4)
                                                                         of Month          (Instr. 4)
                                                                           (Instr. 4)
                   ---------------------------
                    Title           Amount or
                                    Number of
                                    Shares
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Option to acquire   Class A        15,000               $0                  (Note 2)        D
(Note 1)            Common
                    Stock
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Explanation of Responses:


Note 1: Non-qualifed stock option grant pursuant to Rule 16b-3 under the Ampex Corporation Stock Incentive Plan (the "Plan"). The option becomes exercisable as to 34% of the underlying shares on June 28, 2000, and as to an additional 8.25% quarterly thereafter until June 28, 2002. The option expires as to equivalent percentages of underlying shares 15 months after the applicable vesting date for such shares.

Note 2: The column 9 total does not include other options outstanding under the Plan, because their exercise prices and exercise periods are different.



**  Intentional misstatements or omissions of facts constitute
    Federal Criminal Violations.
    See 18 U.S.C.1001 and 15 U.S.C. 78ff(a).

                                              /s/Raymond J. Marione                   7/8/99
                                           ---------------------------------        ----------
                                              ** Signature of Reporting Person         Date


Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.